Exhibit 10.18

Free English Translation

AGREEMENT FOR THE ASSIGNMENT OF CREDIT RIGHTS

By this private instrument, the Parties identified below,

ÂMBAR ENERGIA S.A., a legal entity governed by private law, with registered office at Avenida Marginal Direita do Tiete, No. 500, Bloco I, 1st floor, B, Suite No. 10, CEP 05118-100, São Paulo-SP, registered with the CNPJ under No. 01.645.009/0003-84, herein represented in accordance with its bylaws (“ASSIGNOR”); and

PICPAY BANK - BANCO MULTIPLO S.A., a financial institution headquartered at Avenida Manuel Bandeira, No. 297, Cond Atlas Office Park, Bloco B - Andar 3, CEP 05377-020, Sao Paulo-SP, registered with the CNPJ/MF under No. 09.576.479/0007-75, herein represented in accordance with its bylaws (“ASSIGNEE”).

The ASSIGNOR and the ASSIGNEE are hereinafter individually and interchangeably referred to as “PARTY” and, collectively, as “PARTIES”.

WHEREAS:

I. the ASSIGNEE is a financial institution authorized to operate by the Central Bank of Brazil, specializing in offering, among other services, financial products;

II. the ASSIGNOR is a power generation and trading company of the J&F group;

III. the ASSIGNOR entered into an Instrument for the Resolution of Disputes by the Parties with the Chamber of Electric Energy Commercialization, registered with the CNPJ under No. 03.034.433/0007-56, with headquarters at Av. Paulista, No. 2064-13th floor, Sao Paulo-SP (“CCEE”), for the enforcement of reserve energy contracts No. 448/2021, resulting from simplified procedure No. 01/2021, duly approved by the competent bodies; and

IV. the ASSIGNOR wishes to assign to the ASSIGNEE, without co-obligation, certain portions of receivables to which it is entitled by virtue of the obligations assumed in the aforementioned contract, as described and identified below, as well as all ancillary rights and guarantees secured in relation to the Assigned Portions.

NOW, THEREFORE, THE PARTIES RESOLVE, in the best form of law, to enter into this Agreement for the Assignment of Credit Rights (“Agreement”), in accordance with the following clauses and conditions:

SECTION ONE - SUBJECT MATTER

1. By this instrument and in the best form of law, the ASSIGNOR irrevocably and irreversibly assigns to the ASSIGNEE, as it has in fact assigned, without co-obligation, the credit rights held by the ASSIGNOR, as well as all accessory rights and guarantees, corresponding to one hundred percent (100%) of the installment due on 12/19/2024 of the Reserve Energy Contract - CER No. 448/2021 resulting from the simplified competitive procedure No. 01/2021, as amended, in the amount of one hundred and forty-three thousand, nine hundred and eighty thousand, seven hundred and eighty-two reais and sixty-three cents (R$143,980,782.63) (“Assigned Transaction”). To avoid any doubt, it is clarified that the amendments signed relating to the Reserve Energy Contract - CER No. 448/2021, resulting from simplified competitive procedure No. 01/2021, did not affect its validity and effectiveness in any way, as they were limited to the substitution of parties and the extension of the start date of its term.

1.1. The transfer of the Assigned Transaction is considered perfect and complete upon the execution of this Agreement, regardless of any other formality, with the payment of the Assignment Fee, as indicated in Section Two below.

1.2. Therefore, from this date, the ASSIGNEE becomes the sole and legitimate holder of all rights and obligations arising from the Assigned Transaction, especially payments made within its scope.

1.3. In the event of non-existence, irregularity, invalidity, untruthfulness, illegitimacy, or unenforceability of the Assigned Transaction or due to termination of the Reserve Energy Contract - CER No. 448/2021 (“CER”), should this be the case, the assignment will be automatically terminated by means of a notice sent by the ASSIGNEE to the ASSIGNOR, which shall return to the ASSIGNEE, within two (2) business days from the date of the termination notice, the Assignment Fee plus “interest” at the discount rate indicated in Annex A, levied from the date of payment of the Assignment Price until the established date.

1.3.1. Disqualification shall also occur and subject the ASSIGNOR to the obligations established in Section 1.3 above, in the following cases:

a) offsetting, wholly or in part, made by CCEE with the funds that should be paid to the ASSIGNEE or payment of an amount lower than that indicated in the Assigned Transaction;

b) non-compliance with any obligation assumed by the ASSIGNOR in this instrument;

c) failure by the ASSIGNOR to present, when requested by the ASSIGNEE, the documents that substantiate the credit arising from the Assigned Transaction;

d) the occurrence of a commercial or judicial dispute between the ASSIGNOR and CCEE, which renders the ASSIGNOR’s credit unenforceable;

e) the untimely payment of the Assigned Transaction by CCEE due to alleged defects, flaws, or non-existence of the underlying legal transaction;

f) if CCEE raises objections under article 294 of the Civil Code;

g) if any Assigned Portion is claimed by third parties;

h) if the Assigned Transaction has its value reduced due to the fault or intent of the ASSIGNOR, including cases arising from any discounts given to CCEE, or obligations arising from non-compliance with the CER;

i) if the ownership and/or authorizations from the competent bodies granted to the ASSIGNOR for performance of the contract entered into with CCEE are in any way interrupted;

j) if the Assigned Transaction has its characteristics modified, including by commercial agreement between the ASSIGNOR and CCEE of the Assigned Transaction;

k) if any obstacle of any nature is identified that may alter the characteristics or even the legal nature of this assignment, and causes, in any way, financial and/or accounting impacts to the detriment of the ASSIGNEE.

1.3.1.1. The ASSIGNEE may, at its sole discretion, after analyzing the impacts and risks, consider the Assigned Transaction to be totally or partially disqualified.

1.4. If the restitution of the amounts due is not effected, as defined in Section 1.3 above, that is, due to the non-existence, irregularity, invalidity, untruthfulness, illegitimacy, or unenforceability of the Assigned Transaction or due to termination of the Reserve Energy Contract - CER No. 448/2021 (“CER”), should this be the case, the ASSIGNOR shall be in default and required to pay the ASSIGNEE the amounts in arrears, plus: (i) compensatory interest at the discount rate; (ii) late payment interest at the rate of one percent (1%) per month, calculated pro rata die until the date of actual payment; (iii) a non-compensatory late payment fine of two percent (2%) on the outstanding balance; and (iv) expenses incurred due to collection.

1.5.The ASSIGNOR undertakes, whenever requested by the ASSIGNEE, when issuing invoices/bills for payment to CCEE, to send a copy of these documents.

1.6. The Parties agree that the amounts arising from the Assigned Transaction shall be settled directly by CCEE by means of a credit to the checking account indicated in Annex A.

1.6.1. In the event of non-payment by CCEE, the ASSIGNEE appoints the ASSIGNOR as its duly authorized attorney-in-fact for the specific purpose of carrying out the extrajudicial collection of credits arising from the Assigned Transaction with CCEE, receiving and issuing receipts. Upon receipt of the credit, the ASSIGNOR shall immediately transfer it to the ASSIGNEE. The power of attorney hereby granted by the ASSIGNEE shall be exercised by the ASSIGNOR free of charge, and delegation of powers is prohibited.

SECTION TWO - PRICE

2.1. The total price of this assignment, which shall be paid by the ASSIGNEE to the ASSIGNOR, shall be that indicated in Annex A to this Agreement (“Assignment Price”). The settlement of the Assignment Price shall occur automatically with the credit to the ASSIGNOR’s checking account indicated in Annex. A.

2.1.1. The Parties hereby establish that the Assignment Price will not undergo any alteration or adjustment, including in the event that the due date of the assigned installments is modified by up to five (5) business days, either earlier or later.

2.2. The ASSIGNOR is aware of and agrees that the ASSIGNEE shall transfer to the ASSIGNOR the obligation to pay the amount of taxes and charges that may apply to the assignment and/or disqualification of the Assigned Transaction.

SECTION THREE - RESPONSIBILITIES AND OBLIGATIONS OF THE PARTIES

3.1. The ASSIGNOR shall be responsible for monitoring all legal and administrative procedures necessary for payment of the Assigned Transactions by CCEE.

3.2. The ASSIGNOR undertakes to perform all acts that depend on its exclusive effort, necessary for perfect formalization of the Assigned Transaction, communicating to the ASSIGNEE all the terms and conditions under which the Transaction that is the subject matter of this Agreement was formalized.

3.3. The ASSIGNOR shall, within five (5) days from the execution of this Agreement, notify CCEE of this assignment, as provided for in article 290 of the Brazilian Civil Code. The ASSIGNEE may also, at its sole discretion, request from the ASSIGNOR proof of sending and receiving the notice in relation to this assignment.

SECTION FOUR - TERM

4.1. This agreement shall be effective until full compliance with all obligations of the Parties, in particular, payment of the Assignment Amount by the ASSIGNEE to the ASSIGNOR.

4.2. Neither party may terminate and/or assign this Agreement, except with the express and prior written consent of the other Party.

SECTION FIVE - REPRESENTATIONS AND WARRANTIES

5.1. The Parties individually represent and warrant, for all legal purposes and effects, that:

(i) they are duly organized and in regular operation, in accordance with Brazilian law;

(ii) they are duly authorized to enter into this Agreement and to fulfill the obligations provided for herein, having met all the legal and statutory requirements necessary for this purpose;

(iii) the execution of this Agreement and the fulfillment of the obligations set forth herein do not infringe any obligation previously assumed; and

(iv) this Agreement constitutes a legal, valid, and enforceable obligation, in accordance with its terms and conditions, which have been duly authorized by its competent corporate bodies.

5.2. The parties mutually and expressly represent that this Agreement was entered into in observance of the principles of honesty and good faith, by free, conscious and firm expression of will and in perfect equity. The Parties expressly acknowledge that: (a) full compliance with the obligations set forth in this Agreement is of fundamental importance for the achievement of the objectives of both, in view of the basis of the contracted business; and (b) the terms and conditions of the obligations agreed upon herein are fair and reasonable, including from the perspective of the rights of both Parties.

5.3.The ASSIGNOR further represents and warrants to the ASSIGNEE, for all purposes of law, that:

(i) the Assigned Transaction was duly formalized and represents an outstanding debt of CCEE;

(ii) the ASSIGNOR is the rightful owner and legitimate holder of the rights to receive the Assigned Transaction, which is the subject matter of this assignment, and which has not been the subject of any other sale, commitment to sell and/or encumbrance;

(iii) the Assigned Transaction is free and clear of any liens, levies of execution, attachments, seizures, claims, or restrictions of any nature that may in any way prevent the assignment and full exercise, by the ASSIGNEE, of the prerogatives arising from ownership of the Assigned Transaction;

(iv) there are no proceedings in progress based on property rights regarding the Assigned Transaction; there is no impediment, in any agreement, instrument, or document to which it is a party, which prohibits or restricts the assignment of the Assigned Transaction under the terms of this Agreement;

(v) it has the proper ownership and authorizations from the competent bodies related to the CER, including for the performance of this assignment of credit of the Assigned Transaction;

(vi) the execution of this Agreement and the assumption and fulfillment of the obligations arising therefrom shall not entail, directly or indirectly, the total or partial breach of (a) any agreements of any nature; (b) any obligations of the ASSIGNOR to third parties; (c) any legal, regulatory, or associative or self-regulatory entity rule to which it is subject or to which any of its rights or property are subject; and/or (d) any judicial, administrative, arbitral order, decision, or any order, decision from an associative or self-regulatory entity, even if preliminary, which affects it or any of its rights or assets;

(vii) the Assigned Transaction has not been or is not the subject of (a) any judicial, extrajudicial, administrative, or arbitral dispute; (b) any type of renegotiation, agreement, or settlement; (c) any other act that may prevent the ASSIGNEE from fully exercising the rights assigned hereunder; and/or (d) any offsetting;

(viii) it is not insolvent and the assignment of the Assigned Transaction under this Agreement does not result in its insolvency and does not affect its ability to honor its obligations, including those arising from lawsuits, administrative or arbitral proceedings or proceedings before associative or self-regulatory entities in progress;

(ix) there are no lawsuits, administrative, arbitral, or associative or self-regulatory proceedings, inquiry, or other type of governmental investigation that could cause a relevant adverse impact on its financial, operational condition or its activities;

(x) it is fully compliant with all their obligations assumed within the scope of the instruments from which the Assigned Transaction arises;

(xi) no event has occurred that could lead to a decrease in the value of the Assigned Transaction;

(xii) CCEE and/or third parties do not have any right against the ASSIGNOR that could give rise to a claim for compensation and/or other form of extinction or reduction and/or a change in the payment terms of the Assigned Transaction, and/or which could prevent or delay the receipt of the Assigned Transaction by the ASSIGNEE or reduce its value; and

(xiii) that they are irrevocably and unalterably required to fully comply with any and all obligations assumed in the CER.

5.4. If the ASSIGNEE is responsible for the necessary notary registrations for effective establishment of the guarantees, it is agreed that the ASSIGNOR hereby authorizes the ASSIGNEE to debit its checking account, as indicated in Annex A, for the registration fees incurred by the ASSIGNEE, as well as all expenses and costs incurred for its execution, including those of any third parties contracted by the ASSIGNEE. The ASSIGNOR also undertakes to maintain sufficient funds in its checking account to cover these debits.

5.4.1. It is hereby agreed between the Parties that, in the event of any guarantee of performance by CCEE arising from the CER contracts, the ASSIGNEE shall be subrogated by transaction of law to said guarantee, irrevocably and unalterably, in proportion to the amount in default, for which reason the ASSIGNOR is hereby obliged to: (i) enforce said guarantee, if default by CCEE is verified; and (ii) transfer its proceeds immediately upon receipt, applying, where applicable, the provisions of section 1.6.1.

5.5. The ASSIGNOR declares for all purposes and effects that it holds possession of the contracts, invoices, tax receipts, and other documents that substantiate the credits arising from the Assigned Transaction, and that such documents will remain in its possession as a faithful depositary and undertakes: (i) to safeguard and preserve them; and (ii) to present them to the ASSIGNEE within a period of up to forty-eight (48) hours from a request to that effect.

5.6. The ASSIGNOR is liable for any losses or damages demonstrably suffered by CCEE from the Assigned Transaction, as a result of undue or excessive collection, provided that the ASSIGNEE has used, for the purpose of collecting the credits arising from the Assigned Transaction, the information and other documents provided by the ASSIGNOR within the scope of this Agreement. In the event that the ASSIGNEE incurs such damages, the ASSIGNEE undertakes to reimburse the ASSIGNEE within a maximum period of five (5) days from the date of notice sent to it, accompanied by the respective receipts for the amounts disbursed by the ASSIGNEE.

5.7. The ASSIGNOR represents and undertakes not to use, directly or indirectly, the funds made available to it under this Agreement for the practice of illegal acts provided for in Law No. 12.846/2013 and related legislation or for the practice of acts that violate national or foreign public assets, the government principles, or international commitments assumed by Brazil.

5.8. The ASSIGNOR, on its own behalf and on behalf of its managers, employees, agents, and service providers, represents that (i) it conducts its business practices ethically and in accordance with applicable legal precepts; (ii) it repudiates and does not permit any action that may constitute a harmful act under Law No. 12.846/2013 and related legislation; (iii) it has established governance aimed at preventing and detecting violations of anti-corruption rules and the requirements established in this Agreement; (iv) it shall immediately notify the ASSIGNEE if it becomes aware of or suspects any conduct that constitutes or may constitute bribery or corruption related to the negotiation, execution, or enforcement of this Agreement, and it hereby represents that it has not made and will not make any payment, nor provides or will provide benefits or advantages to any government authorities, or to consultants, representatives, members, or third parties connected thereto, for the purpose of influencing any act or decision of the government or securing any undue advantage, obtaining or preventing business, or deriving any undue benefit.

5.9. The ASSIGNOR undertakes to (i) keep its addresses and other registration data updated with the ASSIGNEE; and (ii) not close any checking account directly or indirectly related to the fulfillment of the obligations assumed by it under this Agreement.

SECTION SIX - CONFIDENTIALITY

6.1. The terms and conditions of this Agreement shall be granted confidential treatment by the Parties. Neither Party may inform third parties, including CCEE, of the terms and conditions of this assignment, especially the amount related to it.

6.2. If either party is obliged, by virtue of law, judicial act, or determination of any governmental authority, to disclose the terms of this Agreement, the party to whom the determination is addressed shall immediately inform the other Party of this obligation, unless such communication is prohibited, taking care that only the necessary passages to satisfy the legal portion to disclose the information contained in this Agreement be disclosed.

SECTION SEVEN - GENERAL PROVISIONS

7.1. Oral and written communication between the Parties shall be conducted exclusively through the representatives of each Party listed below, at the respective addresses indicated therein, and may be made by means of registered letters, email, or any other form previously approved by the ASSIGNEE and agreed upon between the Parties.

ÂMBAR ENERGIA S.A.

Address: Avenida Marginal Direita do Tiete, No. 500, Bloco 1, Andar 1-B, Sala 10, Vila Jaguara

São Paulo (SP). CEP 05118-100

Tel: (17) 3668-1190

To the attention of: Marcelo Brani Silva de Abreu

Email: gestão.financeira@ambarenergia.com.br

PICPAY BANK- BANCO MÚLTIPLO S.A.

Address: Avenida Manuel Bandeira, n° 291, Cond. Atlas Office Park, Bloco B - Andar 3

São Paulo (SP), CEP 05317-020

Tel: (11) 99397-7674

Email: Marcelo Marques

E-mail: marcelo.marques@picpay.com

7.2. The ASSIGNOR authorizes the ASSIGNEE: (i) to consult and/or provide the Central Bank of Brazil (BACEN) with information on the amount of overdue debts, debts to be paid, co-obligations assumed and guarantees provided, to integrate the SCR and provide information for the monitoring and supervision of credit in the financial system; (ii) to carry out the exchange of information between institutions authorized to operate by the Central Bank of Brazil (BACEN) regarding: (a) the amount of liability of its clients in credit transactions and (b) any indication or attempt of identified fraud relating to the ASSIGNOR, in order to support the procedures and controls for the prevention of fraud.

7.2.1. The ASSIGNOR is aware that it may (i) consult the SCR data through Registrato - Information Registry Extract, on the BACEN website or through public service centers; (ii) request, in case of discrepancy, correction, deletion, or registration of a judicial measure; and (iii) express disagreement, by requesting it from the institution that registered the respective data in the SCR. This authorization extends to institutions authorized to consult the SCR and which acquire or express interest in acquiring or receiving as collateral, in whole or in part, credit transactions for which the ASSIGNOR is responsible. The ASSIGNOR ratifies any consultation previously made.

7.2.2. The ASSIGNOR authorizes the ASSIGNEE to provide, at any time, to databases established for the formation of credit history (SERASA, SCPC, Positive Registry Bureau and others), any and all information forming part of the history of credit, loan and financing transactions with the ASSIGNOR, including information relating to payment.

7.3. All and any burden of all taxes, contributions, and other charges due as a result of the transaction that is the subject matter of this Agreement shall be borne by the taxpayer as defined in tax law, in accordance with the applicable law.

7.4. No omission or delay by the Parties in exercising their rights, powers, or privileges under this Agreement, nor any agreement between the ASSIGNEE and the CLIENT shall operate as a waiver thereof, nor shall the sole or partial exercise of any right, power, or privilege under this Agreement prevent any other or subsequent exercise thereof, or the exercise of any other right, power, or privilege.

7.5. The rights and remedies expressly provided for in this Agreement are cumulative, without limitation to any other rights or remedies existing by law.

7.6. For all purposes and effects of this Agreement, any communication, request, or other notice required or permitted under or associated with this Agreement shall only be valid if made in writing and delivered with confirmation of receipt, addressed to the addresses of the Parties, as stated in the preamble to this Agreement.

7.7. This Agreement, or any of its provisions, exhibits, or documents to be provided under this Agreement, may not be amended, modified, waived, released, or terminated orally, but only by means of a written instrument signed by all Parties.

7.8. Should one or more provisions contained in this Agreement become invalid, illegal, or unenforceable in any respect, the validity, legitimacy, or enforceability of the remaining provisions contained herein shall not be affected.

7.9. This Agreement is entered into on an irrevocable and irreversible basis, binding the Parties and their successors on any account.

7.10. This Agreement fully incorporates the agreement between the Parties with respect to the subject matter of this Agreement and supersedes all prior written expressions, memoranda, and agreements relating to such subject matter.

7.11. This Agreement shall be governed by and construed in accordance with the laws of the Federative Republic of Brazil.

7.12. To resolve any disputes arising from this Agreement, the Parties elect the Court of the Judicial District of São Paulo/SP, to the exclusion of any other, however privileged it may be.

7.13. The signatures hereof shall be made by digital signature tool, pursuant to the provisions of article 70, paragraph 2 of Provisional Measure No. 2.200-2/2007, and constitute valid and enforceable obligations for all legal purposes, representing the will of all those who sign it, as documentary evidence and instrument enforceable out of court, for all purposes and effects.

IN WITNESS WHEREOF, the Parties sign this instrument in two (2) counterparts of equal content and form and for one sole purpose, in the presence of the two (2) witnesses below.

São Paulo, October 1st, 2024.

/s/ Marcelo Zanatta Estevam
Marcelo Zanatta Estevam

ÂMBAR ENERGIA S.A.
ASSIGNOR

/s/ Fernando Abe Ohara	/s/ Eduardo Chedid Simões
Fernando Abe Ohara	Eduardo Chedid Simões

PICPAY BANK – BANCO MÚLTIPLO S.A.

ASSIGNEE

Witnesses:

1.	/s/ Fernando de Castro Poletti	2.	/s/ Marcelo Marques
	Name: Fernando de Castro Poletti		Name: Marcelo Marques
	Taxpayer Card (CPF):		Taxpayer Card (CPF):

EXHIBIT A

AGREEMENT FOR THE ASSIGNMENT OF RIGHTS

1. The Assignment Price, indicated in Section Two of the Agreement, will be one hundred and thirty-nine million, three hundred and fifty-eight thousand, nine hundred and seventy-three Reais and twenty-seven cents (BRL 139,358,973.27), paid by the ASSIGNEE to the ASSIGNOR in Brazilian currency.

2. The ASSIGNOR hereby expressly authorizes and agrees that the payment of the amount indicated in item 1 above shall be made by credit to checking account No. 500000105-0, branch No. 0001, bank No. 212, in its name, on the date of signature of this Agreement.

3. Credit Rights held by the ASSIGNOR, corresponding to the pecuniary obligations relating to one hundred percent (100%) of the monthly installment of the Fixed Revenue for the month of 12/2024 (“Assigned Transaction”), which is provided for in the Reserve Energy Agreement - CER No. 448/2021, in the electricity availability modality (“CER”), resulting from the simplified competitive procedure No. 01/2021, as indicated below:

ASSIGNED PORTION:
DRAWEE:	CNPJ:	DUE DATE	PRINCIPAL AMOUNT (R$)	DISCOUNT RATE	ACQUISITION VALUE (R$):
CCEE – Camara de Comercialização de Energia Elétrica	03.043.433/0001-56	December 19, 2024	143,980,782.63	16.03% p.a	139,358,973.27

(…)